EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:

Kevin W. Quinlan, President & COO

Boston Biomedica, Inc.

(508) 580-1900 (T)

BOSTON BIOMEDICA REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

13.9% Increase in Revenue Achieved in First Quarter 2003

WEST BRIDGEWATER, Mass., May 16, 2003 — Boston Biomedica, Inc. (NASDAQ: BBII) today announced that revenue for the first quarter ended March 31, 2003 was $5,642,874, an increase of $689,759 or 13.9%, compared with revenue of $4,953,115 for the same period in 2002.  The Company incurred an operating loss of $(190,076) in the first quarter of 2003, compared to an operating loss of $(835,216) in the first quarter of 2002.  Net loss for the first quarter of 2003 was $(253,547), or $(0.04) per diluted share, compared with a net loss of $(886,866), or $(0.14) per diluted share, for the same period in 2002.  The operating loss incurred in the first quarter of 2003 includes approximately $193,000 of G&A expenses related to the March 2003 adoption of a Shareholders Purchase Rights Plan and costs incurred by the Special Oversight Committee of the Company’s Board of Directors, formed in February 2003 in conjunction with the termination of the Company’s Chairman and Chief Executive Officer, for the purpose of overseeing the activities of the Company, net of  savings achieved due to the elimination of the salary of the Company’s former Chairman and Chief Executive Officer.

“Overall we were satisfied with the quarter’s results: it was the best first quarter revenue ever for the Company, and our best operating result since the first quarter of 1997,” said Kevin W. Quinlan, President and Chief Operating Officer of Boston Biomedica, Inc.  “This achievement was led by strong sales of our ACCURUN controls and custom products for our test kit manufacturing customers, continued strong billings under our repository and research services contracts, and cost savings related to nonessential PCT R&D and patents.  One disappointment was lower than expected sales of our Barocycler instrument.  We continue to have a great deal of interest expressed, and encouraging scientific results both internally and by users.  However, it appears the selling cycle for this novel, capital equipment based technology is longer than originally thought.”

Quinlan continued, “We are focused on improving quality and customer satisfaction, and pursuing additional opportunities.  Toward these goals, we have made organizational changes, signed a sales agreement with Ambion RNA Diagnostics to represent many of their products, and formed a task force to lay out our product plans related to SARS.  In addition, we recently released products including a second West Nile Virus panel for the USA strain of the virus, and an ACCURUN control to monitor test results for use by blood banks and laboratories, giving us the most comprehensive West Nile Virus QC product offerings available.  We are very optimistic about our future.”

A spokesperson noted that due to the increased focus on corporate governance by all public companies, issuance of this press release and the fourth quarter 2002 press release have been timed to coincide with the Company’s SEC filing obligation.

About Boston Biomedica, Inc.

BBI provides products and services to the diagnostics and life sciences industries to evaluate, monitor, and ensure the quality of infectious disease test results, to improve the preparation of specimens for genomic/proteomic testing, and to safely store and retrieve rare and valuable biological specimens.  We also manufacture reagents used in test kits and provide a broad range of routine and esoteric research services to governments and industry.  BBI has facilities in three states, and conducts research in new applications for our patented Pressure Cycling Technology (PCT).  In 2000, we launched Panacos Pharmaceuticals, and the Company maintains a significant passive investment in this novel antiviral drug development company.

Forward Looking Statement

Statements contained in this news release regarding the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking’’ statements.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ from those projected include the possibility that due to difficulties in the implementation of its strategies, Boston Biomedica may not be successful in commercializing the PCT Sample Preparation System, or such activities may take longer, or may require more financial, technical, and marketing resources than currently expected.  In addition, demand for the PCT Sample Preparation System may not develop as anticipated.  In any of such events, the Company’s operating results will be lower than anticipated, and the Company may not have the resources necessary to develop additional products in PCT, or to improve upon existing products.  Pressure Cycling Technology may also not be adaptable to any other commercially viable applications, certain Pressure Cycling Technology applications may not fall within the claims of the Company’s nine issued US patents, and individuals and groups utilizing such PCT procedures may not be required to license such technology from BBI.  The Company’s actual results could also be materially affected by the Company’s inability to retain a qualified individual to serve as Chief Executive Officer.  The financial results for the quarter ended March 31, 2003 and the recent year ended December 31, 2002 are not necessarily indicative of future results.  Future revenue may not meet expectations due to, among other things, changes in customer needs and technological innovations, failure to execute orders on a timely basis or an impairment to the Company’s receivable from a former officer of the Company.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements, and risk factors, is contained in the Company’s recent filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for the year ended December 31, 2002, and on Form 10-Q for the quarter ended March 31, 2003.  Copies of this document may be obtained by contacting the Company or the SEC.

Visit us at our website http://www.bbii.com

Please email us at IR@bbii.com if you prefer to receive future announcements electronically

######

BOSTON BIOMEDICA, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	Three Months Ended March 31,
	2003	2002

REVENUE:
Products	$3,288,257	$2,975,625
Services	2,354,617	1,977,490
Total revenue	5,642,874	4,953,115

COSTS AND EXPENSES:
Cost of products	1,618,631	1,507,040
Cost of services	1,838,151	1,561,434
Research and development	400,680	757,711
Selling and marketing	808,294	915,704
General and administrative	1,167,194	1,046,442
Total operating costs and expenses	5,832,950	5,788,331

Operating loss	(190,076)	(835,216)

Interest income	12,617	13,656
Interest expense	(73,008)	(65,306)
Loss before income taxes	(250,467)	(886,866)
Provision for income taxes	(3,080)	-
Net loss	$(253,547)	$(886,866)

Net loss per share, basic & diluted	$(0.04)	$(0.14)
Number of shares used to calculate net loss per share, basic and diluted	6,789,389	6,297,408

CONSOLIDATED SUMMARY BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2003	2002

Current assets	$12,075,661	$13,074,203
Property, plant and equipment, net	5,529,917	5,826,817
Other non-current assets	982,578	942,349
Total assets	$18,588,156	$19,843,369

Accounts payable and accrued expenses	$3,469,797	$3,375,789
Debt	2,393,371	2,417,749
Other liabilities	698,060	712,344
Net liabilities from discontinued operations	639,272	710,441
Total liabilities	7,200,500	7,216,323
Stockholders' equity	11,387,656	12,627,046
Total liabilities and stockholders' equity	$18,588,156	$19,843,369